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                                                                      EXHIBIT 11
                                                                      ----------



                STATEMENTS RE: COMPUTATION OF PER-SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                                   THREE MONTHS          NINE MONTHS
                                                                 ENDED SEPTEMBER 30  ENDED SEPTEMBER 30
                                                                 ------------------  ------------------
                                                                   1999      1998      1999      1998
                                                                  ------    ------    ------    ------

Shares Outstanding:
For computation of basic net income per share -                    8,170     8,170     8,170     8,108
Weighted average .............................................
Share equivalents - Options ..................................        --        --        --        --
                                                                  ------    ------    ------    ------
Adjusted shares outstanding ..................................

For computation of fully-diluted net income per share -
Weighted average, without regard to exercise under share
    option plans .............................................
Assumption of exercise under share option plans ..............        --        --        --        --
                                                                  ------    ------    ------    ------
Adjusted shares outstanding ..................................     8,170     8,170     8,170     8,108

Net Income (Loss):
Net income (loss) applicable to shares of beneficial interest:
    (used for computing basic and fully diluted
    net income (loss) per share) .............................    $  506    $1,142    $  861    $  970
                                                                  ======    ======    ======    ======

Net income (loss) per share of beneficial interest:
Basic and fully diluted
Net income (loss) ............................................    $ 0.06    $ 0.14    $ 0.11    $ 0.12
                                                                  ======    ======    ======    ======
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